DISTRIBUTION AGREEMENT

            THIS AGREEMENT (this “Agreement”) is made and entered into as of ______________, 2017 (the “Effective Date”), by and between the Versus Capital Real Assets Fund LLC, a Delaware limited liability company (the “Fund”) and Foreside Funds Distributors LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company that operates as an interval fund, and is authorized to issue units of beneficial interest (the “Units”);

WHEREAS, the Fund desires to retain the Distributor as principal underwriter in connection with the offering of the Units;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Fund’s board of directors (the “Board”) and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment of Distributor.  The Fund hereby appoints the Distributor as its principal underwriter for the distribution of Units, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2.         Services and Duties of the Distributor.

A.        The Distributor agrees to act as the principal underwriter of the Fund for distribution of the Units, upon the terms and at the current offering price described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to the Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Fund under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

            C.        The Distributor shall maintain membership with the National Securities Clearing Corporation (NSCC) and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Units to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.        The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Prospectus and any marketing materials and advertising materials specifically approved by the Fund.

E.         The Distributor agrees to review all proposed advertising materials and marketing materials for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and marketing materials it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Fund any comments provided by regulators with respect to such materials.

F.         The Fund agrees to redeem or repurchase Units tendered by shareholders of the Fund in accordance with the Fund’s obligations in the Prospectus and the Registration Statement.  The Fund reserves the right to suspend such repurchase right upon written notice to the Distributor.

G.        The Distributor may, in its discretion, and shall, at the request of [the Fund and/or] Versus Capital Advisors LLC (“Adviser”), enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select (the “Financial Intermediaries”), in order that such Financial Intermediaries may sell Units.  [The form of any dealer agreement shall be approved by the Fund.] The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable fund and (ii) such corresponding payment has been approved by the Fund. The Distributor shall include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Units sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

H.        The Distributor shall devote efforts to effect sales of Units but shall not be obligated to sell any certain number of Units.  All orders for Units shall be made through financial intermediaries or directly to the applicable Fund, or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Units in uncertificated form.

I.          The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

J.         The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Fund, such consent not to be unreasonably withheld, and subject to this Section 2 hereof; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

K.        The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L.         Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

3.         Representations, Warranties and Covenants of the Fund.

A.        The Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)        it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a closed-end management investment company under the 1940 Act;

(ii)       this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)      it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)      the Units are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)       the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)      the Registration Statement and Prospectus and any advertising materials and marketing materials prepared by the Fund or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;

(vii)     the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Units in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(viii)    all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Units, including registration of the Units under the 1933 Act, the filing with FINRA’s corporate financing department through its Public Offering System, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Units are being offered.

B.        The Fund shall take, or cause to be taken, all necessary action to register the Units under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Units in order to permit the sale of Units as herein contemplated.  The Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Units.

C.        The Fund agrees to advise the Distributor promptly in writing:

(i)        of any material correspondence or other communication by the Securities and Exchange Commission (the “SEC”) or its staff relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)       in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)      of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)      of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC;

(v)       in the event that it determines to suspend the sale of Units at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Units at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)      of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Units.

D.        The Fund shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Units may be sold and of any changes to such information.

E.         The Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.         The Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Units.  In addition, the Fund shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Units, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request.  The Fund shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

G.        The Fund shall provide, and cause each other agent or service provider to the Fund, including the Fund’s transfer agent and investment adviser, to provide, to the Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.        The Fund shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to the Distributor, the distribution of the Units or the public offering price without giving the Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

I.          The Fund has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Fund (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of the Units.

4.         Representations, Warranties and Covenants of Distributor.

A.        The Distributor hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)        it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)       this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)      it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)      it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B.        In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.        The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Units.

5.         Compensation.

A. The Distributor shall receive the shareholder servicing fees as set forth in Exhibit A

B. The Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement in connection with the offering of the Units.  The Distributor may receive compensation from the Adviser related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

6.         Expenses.

A.        The Fund shall bear all costs and expenses in connection with registration of the Units with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Units and communications with shareholders of the Fund, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and marketing materials, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Units in such jurisdictions as shall be selected by the Fund pursuant to Section 3(D) hereof.

B.        The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.         Indemnification.

A.        The Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Fund pursuant to this Agreement; (ii) the Fund’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, marketing materials and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Units are sold, provided, however, that the Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or marketing materials in reliance upon and in conformity with information relating to the Distributor and furnished to the Fund or its counsel by the Distributor in writing and acknowledging the purpose of its use.  In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Fund.  Such notification shall be given by letter or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(A).

B.        The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Distributor and them.  The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Units and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C.        The Fund shall advance attorney’s fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D.        The Distributor shall indemnify, defend and hold the Fund, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, marketing materials and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by the Distributor in writing.  In no event shall anything contained herein be so construed as to protect the Fund against any liability to the Distributor to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor.  The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.         The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them.  The Distributor’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Units and the termination of this Agreement.  This Agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

F.         No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.         Dealer Agreement Indemnification.

A.        The Distributor acknowledges and agrees that certain large and significant broker-dealers (all such brokers referred to herein as the “Brokers”), require that the Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

               B.            To the extent that the Distributor is requested or required by the Fund to enter into any Non-Standard Dealer Agreement, the Fund shall indemnify, defend and hold Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of the Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.         Limitations on Damages.  Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.       Force Majeure.  Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

11.       Duration and Termination.

A.        This Agreement shall become effective with respect to the Fund as of the Effective Date.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B.        Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Fund through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

C.        This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

12.       Anti-Money Laundering Compliance.

A.        Each of the Distributor and the Fund acknowledge that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.        The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Units.

C.        Each of Distributor and Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  The Distributor undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of the Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of the Distributor’s AML Operations, books or records pertaining to other clients or services of the Distributor.

13.       Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund.

The Fund represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.       Confidentiality.  During the term of this Agreement, the Distributor and the Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

15.       Notices.  Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent by electronic mail or facsimile transmission to the other party’s address as set forth below:

(i) To the Distributor:	(ii) To the Fund:
Foreside Funds Distributors LLC Three Canal Plaza, Suite 100 Portland, Maine 04101 Attn: Legal Department Phone: 207.553.7110 Fax: 207.553.7151 Email: legal@foreside.com	c/o Versus Capital Advisors LLC Attn: John Gordon 5555 DTC Parkway, Suite 330 Greenwood Village, Colorado 80111 Phone: (303) 694-6299 Fax: (888) 792-7401 Email: jgordon@versuscapital.com

16.       Modifications.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund.  If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

17.       Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

18.       Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19.       Survival.  The provisions of Sections 5, 6, 7, 8, 13, 14 and 19 of this Agreement shall survive any termination of this Agreement.

20.       Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.       Counterparts.  This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUNDS DISTRIBUTORS LLC

By: __________________________

      Name:

      Title:

VERSUS CAPITAL REAL ASSETS FUND LLC

By: ________________________

      Name:

      Title:

EXHIBIT A

DISTRIBUTION SERVICES AGREEMENT

THIS AGREEMENT made as of _______________, 2017, by and between Versus Capital Advisors LLC, a Delaware limited liability company (the “Adviser”), and Foreside Funds Distributors LLC,  a Delaware limited liability company (the “Distributor”).

WHEREAS, pursuant to a distribution agreement by and among the Distributor, the Versus Capital Multi-Manager Real Estate Income Fund LLC, and the Versus Capital Real Assets Fund LLC (each a “Fund”, and collectively, the “Funds”) dated as of ___________ (the “Distribution Agreement”), the Distributor acts as the principal underwriter and distributor of the units of each Fund;

WHEREAS, the Adviser serves as investment adviser for each Fund, closed-end investment companies  registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, in consideration of Distributor’s agreement to provide certain distribution services as described in the Distribution Agreement, the Adviser has agreed to compensate the Distributor to the extent that the Funds are not authorized to so compensate the Distributor.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Adviser and the Distributor hereby agree as follows:

1.               Services.

Distributor will provide the Funds and the Adviser with the distribution support services set forth in the Distribution Agreement, which is attached hereto as Exhibit A.

2.               Compensation and Expenses.

The Distributor shall be entitled to receive the compensation set forth in Exhibit B.

3.               Term and Termination.

(a)             This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Distributor all fees to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.

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This Agreement may be terminated by the Adviser upon 60 days’ written notice to the Distributor in the event the Adviser no longer serves as investment adviser to the Funds; provided that prior to or on such termination date, the Adviser pay to Distributor all compensation due as of such termination date.

4.               Rights and Obligations of the Adviser and the Distributor.

The Adviser shall be responsible for the accuracy and completeness of information concerning its organization and sales channels that the Adviser furnishes to the Distributor in connection with the Distributor’s provision of services pursuant to the Distribution Agreement.

5.               Representations and Warranties.

(a)             The Adviser represents and warrants the following:

(i)          this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(ii)     the contractual advisory fees that the Adviser charges the Trust do not contain any component for the purpose of paying for fund distribution;

(iii)       the Adviser will pay, or cause one of its affiliates to pay, to financial intermediaries, or will reimburse the Distributor in advance in full for the payment to financial intermediaries of, any and all upfront commissions on sales of units as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such units; and

(iv)        this Agreement has been disclosed to the Board of Directors of each Fund (the “Board”), and the Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated hereunder, including amounts expended by the Adviser hereunder.

(b)             The Distributor represents and warrants the following:

(i)          it is a duly registered broker-dealer in good standing with FINRA, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

(ii)        it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by FINRA; and

(iii)       this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency,

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reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

6.               Confidentiality.

During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to matters such as either party’s business, procedures, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information.  Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Distributor, the Fund or the Adviser; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

7.               Limitation of Liability; Indemnification.

The Distributor shall not be liable to the Adviser or the Funds for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement or the Distribution Agreement.  The Adviser shall indemnify and hold harmless the Distributor, its affiliates and each of their respective employees, agents, directors and officers from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred in connection therewith (collectively, “Losses”) arising out of or related to the arrangement contemplated under this Agreement and/or the Distribution Agreement, except to the extent that Losses result from the

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Distributor’s bad faith, willful misfeasance, or gross negligence or its reckless disregard of its express obligations and duties hereunder and/or under the Distribution Agreement.

8.               Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, facsimile, or electronic mail, to the party required to be served with such notice as set forth below:

(i) To Distributor:	(ii) To the Adviser:
Foreside Funds Distributors LLC Three Canal Plaza, Suite 100 Portland, Maine 04101 Attn: Legal Department Phone: 207.553.7110 Fax: 207.553.7151 Email: legal@foreside.com	Versus Capital Advisors LLC Attn: 5555 DTC Parkway, Suite 330 Greenwood Village, Colorado 80111 Phone: (303) 694-6299 Fax: (888) 792-7401 Email:

9.               Assignment.

This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.            Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

11.            Miscellaneous.

(a)             Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)             This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)             If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d)             This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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(e)             No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)              Invoices for fees and expenses due to Distributor hereunder and as set forth in Exhibit B hereto shall be sent by Distributor to the address furnished below unless and until changed by Adviser (Adviser to provide reasonable advance notice of any change of billing address to Distributor):

To the Adviser:
Versus Capital Advisors LLC Attn: 5555 DTC Parkway, Suite 330 Greenwood Village, Colorado 80111 Phone: (303) 694-6299 Fax: (888) 792-7401 Email:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Foreside Funds Distributors LLC	Versus Capital Advisors LLC
By: ___ Mark Fairbanks, Vice President	By: Name: Title:

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EXHIBIT B

Compensation

DISTRIBUTION SERVICE FEES

Asset Based Fee
The following annual fee will be calculated based upon each Fund’s average net assets and payable monthly.	0.0100% of the average net assets
Minimum Per Fund Fee	Per Year, calculated and billed monthly
Minimum fee for each Fund, excluding out-of-pocket expenses.	$25,000 for the Versus Capital Multi-Manager Real Estate Income Fund LLC; and $ 15,000 for the Versus Capital Real Assets Fund LLC

OUT-OF-POCKET EXPENSES

               Reasonable out-of-pocket expenses incurred by the Distributor in connection with the services provided pursuant to the Distribution Agreement.  Such expenses may include, without limitation, regulatory filing fees; sales literature regulatory review fees; communications; postage and delivery service fees; bank fees; reproduction and record retention fees; travel, lodging and meals.

Notes:

➢  Fees will be calculated and payable monthly.

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